Exhibit 10.2

July 5, 2016

Daniel Ryu

[Address]

Dear Daniel:

I am pleased to offer you a full-time position with Talon International, Inc., as our Chief Strategy Officer, based in our Woodland Hills office and reporting directly to me, Larry Dyne, Chief Executive Officer.

Compensation

Your base compensation for this position will be $295,000.00 annually paid bi- weekly in accordance with our payroll policies. In addition to this offer the Company is offering $10,000 towards your moving allowance.

Commencing with fiscal year 2016 and for each fiscal year during the Term thereafter during which Executive is performing services for the Company and is employed on December 31 of that fiscal year, Executive shall be eligible to earn a cash bonus, referred to herein as the Annual Bonus. The Annual Bonus, if any, shall be payable in cash on or about April 15 of the year immediately following the fiscal year for which such Annual Bonus is calculated.

The Annual Bonus shall be an amount determined by reference to Executive’s achievement of performance objectives established by the Board for each fiscal year. The performance objectives for fiscal year 2016 will be set forth once this offer is accepted.

For fiscal year 2016, Executive shall be entitled to an Annual Bonus, if any, equal to a percentage of the Executive’s Annual Base Salary for such fiscal year, determined by multiplying the Executive’s Maximum Bonus Opportunity for such fiscal year by the Executive’s cumulative achievement of the Bonus Weightings for the Performance Objectives for such fiscal year, which cumulative achievement will be determined by the Board of Directors (or a committee of the Board) based on Executive’s achievement of the individual performance objectives for such fiscal year set forth below. The Board’s determination of Executive’s achievement of an individual performance objective score will either be objective based upon measured financial results and application of the Performance Ranges set forth below or at the discretion of the Board based upon the Board’s subjective analysis.

Bonus Opportunity for Fiscal Year 2016:      Up to 50% of Annual Base Salary.

You will be entitled to the standard benefits Talon International, Inc. offers its employees as summarized below and explained further in our employee manual.

Non-Cash Equity Compensation

Upon your employment, subject to approval by our Board of Directors, you will be granted an initial stock option for 200,000 shares of Talon common stock at market value, vesting over a four year period. After the first anniversary of your employment, 25% of the Options will vest, and the balance of options will vest thereafter on a pro-rata basis each month.

Severance:

4 months’ severance triggered at 90 days (post probation period), add 2 more months at the conclusion of each year. After year one you would be at 6 months and then 8 months after year two is complete, etc. – capped at 12 months after year 4.

Vacation:

As discussed, you have a preplanned vacation for 2 weeks in August, this would be considered a carve out as we have agreed to that in advance.

Benefits

You will be eligible for group health, dental, and vision benefits which are currently offered to all employees. This includes the choice of an HSA group health insurance program provided to you at no cost and to your family at minimal cost for 2016 or the option to buy-up to an HMO or PPO level program at your cost. In addition, you will be eligible for life insurance provided by the Company, participation in our 401-K program, and vacation and sick time benefits. Your vacation allowance will be earned in accordance with our standard policy at the rate of fifteen (15) working days per year.

Confidentiality and Non-Competition

You will be required to execute confidentiality and non-competition agreements, an authorization to Talon International, Inc. to perform a personal background check and any and other documents reasonably required by the company to protect its proprietary trade secrets from disclosure.

You shall not without the prior written consent of the Company during the continuance of your employment be engaged or interested either directly or indirectly in any capacity in any trade, business, occupation or activities which in the opinion of the Company may hinder or otherwise interfere with the performance of your duties or which may conflict with the interests and business of the Company.

This letter agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to your employment relationship with the company. This letter agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

This offer of employment is predicated on no adverse finding as a result of the pre-employment background check, reference check and drug test.

While I know that we will find our professional relationship mutually beneficial, your employment with Talon is entirely an employment at-will which may be terminated at any time for any reason by you or the company.

Your anticipated start date should be as soon as practical following your acceptance of this offer, but should be no later than July 18, 2016. I believe that this letter summarizes the basic terms and conditions of your proposed employment with the company. If you find these terms acceptable, please acknowledge your understanding and acceptance of these employment terms by your execution below.

This offer expires July 15, 2016. Daniel, we are looking forward to have you join our organization!

Best Regards,

/s/ Larry Dyne

Larry Dyne,

Chief Executive Officer

ACKNOWLEDGEMENT

I agree to the terms and conditions of employment as set forth in this letter:

/s/ Daniel Ryu	July 17, 2016

Daniel Ryu:	Date: